Exhibit 5.2

Jianneng Law Firm
A 25E Huarong International Building
No.21, West Section of South 2nd Ring Road, Xi'an
710061

September 17, 2010

McLaughlin & Stern LLP
260 Madison Avenue
New York, New York 10016

Re: Asia Cork Inc.

Dear Sirs:

We are qualified to practice law in the People’s Republic of China (“PRC”). We have acted as the PRC legal counsel to Asia Cork Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering (the “Offering”) of 1,250,000 units consisting of shares of the common stock of the Company and with par value $0.0001 per share and warrants to purchase shares of common stock.

A           Documents Examined, Definition and Information Provided.

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to us, of documents provided by the Company and its subsidiaries. All of these documents are hereinafter collectively referred to as the “Documents”

We have also examined originals and/or copies, certified or otherwise identified to us, of other instruments as we have deemed necessary or advisable for the purposes of this opinion.

Unless the context of this opinion otherwise provide, the following terms in this opinion shall have the meanings set forth below:

(1)
“Government Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

(2)
“Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, clearances, qualifications, permits and licenses required by any Governmental Agency pursuant to any PRC Laws.

(3)
“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, database rights, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, and (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor.

(4)
“Material Adverse Effect” means any effect or event that, individually or in the aggregate, either (i) has a material adverse effect on the business, properties, financial condition, management, results of operations or prospects of the Company or any of the PRC Subsidiaries, taken as a whole, (ii) prevents or materially interferes with the consummation of the transactions contemplated by the Underwriting Agreement, or (iii) prevent the Securities from being accepted for listing on, or result in the delisting of the Shares from, the NASDAQ Capital Market.

(5)	“Opco” means Xian Hanxin Technology co., Ltd.

(6)	“PRC” means the People’s Republic of China (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Province).

(7
“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations and sub-ordinate legislations currently in force and publicly available in the PRC on the date of this opinion.

(8)	“PRC Companies” means OpCo, Xi’An Cork Investments Consultative Management co., Ltd. (”Xi’an) and the PRC Subsidiaries.

(9)	“PRC Subsidiaries” means Cork Import and Export Co., Ltd., and such other entities as may be listed on Schedule I attached hereto.

(10)	“Prospectus” means the final prospectus contained the Registration Statement (Registration Number 333-164893) as declared effective by the Securities and Exchange Commission.

(11)	“Registration Statement” means the registration statement on Form S-1 (Registration Number 333-164893) as declared effective by the Securities and Exchange Commission.

(12)	“SAFE” means the State Administration of Foreign Exchange of the PRC.

(13)
“SAFE Rules and Regulations” means any and all PRC Laws with respect to foreign exchange including without limitation the Circular of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Administration of Financings and Return Investments by Onshore Residents Utilizing Offshore Special Purpose Companies issued by SAFE on October 21, 2005 (the “Circular 75”) and certain Circular 75 implementing rule issued by SAFE on May 31, 2007 (known as “Notice 106”).

(14)	“Securities” means the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants being issued pursuant to the Registration Statement.

(15)	“Underwriting Agreement” means the underwriting agreement, dated ______, 2010 among the Company and Global Arena Capital Corp.

(16)	“Underwriters” means Global Arena Capital Corp. and Aegis Capital Corp., as Representative of the several underwriters named in the Underwriting Agreement.

B            Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.
All signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons (other than those with respect to which we expressly opine upon in this opinion) have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	No amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion; and

3.
Each of the parties to the Documents (except for the PRC Subsidiaries) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents other than those matters with respect to which we expressly opine upon in this opinion.

C           Opinion

Based on the foregoing and subject to the further exceptions and qualifications set forth herein, we are of the opinion that:

(1)
“OpCo” has been duly organized and is validly existing as a domestic enterprise with limited liability applicable under the laws of the PRC and the business license of OpCo is in full force and effect; all of the equity interests of OpCo are owned by Xi'An Cork Investments Consultative Management Co., Ltd. (“Xi’an”)  and [___________] (collectively, the “OpCo Shareholders”) and the stock ownership of the Opco Shareholders is set forth on Schedule I, for the , and, to the best of our knowledge after due inquiry, such equity interest of Xi’an, are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right; all the required amount of the registered capital of OpCo has been paid in accordance with the relevant PRC Laws and OpCo’s Articles of Association; the Articles of Association of OpCo comply with the requirements of applicable PRC Laws and are in full force and effect; OpCo has full power and authority (corporate and other) and all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any PRC Governmental Agency having jurisdiction over OpCo or any of its properties required for the ownership and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement and the Prospectus.

(2)
Xi’an has been duly organized and is validly existing as a domestic enterprise with limited liability applicable under the laws of the PRC and the business license of Xi’an is in full force and effect; all of the equity interests of Xi’an are owned by Hanxin (Cork) International Holding Co., Ltd (the “Xi’an Shareholder”) and the stock ownership of the Xi’an Shareholder is set forth on Schedule I, and, to the best of our knowledge after due inquiry, such equity interest, is free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right; all the required amount of the registered capital of Xi’an has been paid in accordance with the relevant PRC Laws and Xi’an’s Articles of Association; the Articles of Association of Xi’an comply with the requirements of applicable PRC Laws and are in full force and effect; Xi’an has full power and authority (corporate and other) and all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any PRC Governmental Agency having jurisdiction over Xi’an or any of its properties required for the ownership and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement and the Prospectus.

(3)
Each of the PRC Companies has been duly organized and is validly existing as a domestic enterprise with limited liability applicable under the laws of the PRC and the business license of each of the PRC Companies is in full force and effect; the equity interest of each of the PRC Companies are legally owned by the persons indicated opposite such PRC Subsidiary’s name on Schedule I. To the best of our knowledge after due inquiry, such equity interests in each of the PRC Companies are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right; all the required amount of the registered capital of each such subsidiary has been paid in accordance with the relevant PRC Laws and such subsidiary’s Articles of Association; the Articles of Association of such subsidiary comply with the requirements of applicable PRC Laws and are in full force and effect; each of the PRC Companies has full power and authority (corporate and other) and all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any PRC Governmental Agency having jurisdiction over the respective PRC Subsidiary or any of its properties required for the ownership and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement and the Prospectus;

(4)
All of the equity interests in each of the PRC Companies have been duly and validly authorized and issued and are fully paid and non-assessable; each of the PRC Companies has obtained all approvals, authorizations, consents and orders, and has made all filings and registrations which are required under PRC Laws for the beneficial ownership interest of equity interests in each of the PRC Companies; and to the best of our knowledge after due inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies.

(5)
OpCo has obtained the Land Use Right Certificate No. 011468442 in relation to the ownership of the land use right over a piece of land with an area of 4.558 Mu located at Beida Village, Dongda County, Xi’an, People’s Republic of China. OpCo has obtained the Land Use Right Certificate No. 011476723 in relation to the ownership of the land use right over a piece of land with an area of 11.028 Mu located at Beida Village, Dongda County, Xi’an, People’s Republic of China. OpCo and the other PRC Companies do not own any land use right with respect to any other land. OpCo has obtained Building Ownership Certificate No. 3200009 for a building located at Beida Village, Dongda County, Xi’an, People’s Republic of China  with an area of 6201.40 square meters. OpCo and the other PRC Companies have not obtained any other building ownership certificate in relation to any buildings located on the aforesaid land. All the land use right certificates obtained by OpCo are valid and subsisting and in full force and effect; OpCo can legally occupy, transfer, mortgage, or sell the property to local or foreign corporations or individuals subject to the terms of the land use right certificates.

(6)
Each of the PRC Companies has legal and valid title to all of its respective properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions; each lease agreement to which any of the PRC Companies is a party is duly executed and legally binding; the leasehold interests of each of the PRC Companies are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their terms under the PRC Laws; to the best of our knowledge after due inquiry, none of the PRC Companies has received notice of any material claim of any sort that has been asserted by anyone adverse to its rights under any leases, or affecting or questioning the rights of a PRC Company to the continued possession of the premises held under any such lease.  None of the PRC Companies own, operate, manage or have any other right or interest in any other material real property of any kind, except as described in the Registration Statement and the Prospectus.

(7)
All Governmental Authorizations, as applicable, required under PRC Laws in connection with the establishment of the overseas affiliated companies of the PRC Companies, including without limitation to Enterprise Legal Person Business License, Organization Code Certificate, Tax Registration Certificate, The Opening of Bank Account Permits, have been obtained, and none of such Governmental Authorizations has been withdrawn or revoked nor are there circumstances which may give rise to such Governmental Authorizations being withdrawn or revoked, or is subject to any condition precedent which has not been fulfilled or performed.

(8)
Each of the PRC Companies has all necessary Government Authorizations of and from, and has made all declarations and filings with, all Governmental Agencies to own, operate, lease, license and use its properties, assets and conduct its business in the manner described in the Registration Statement, and the Prospectus and such Government Authorizations contain no materially burdensome restrictions or conditions not described in the Registration Statement, and the Prospectus; we do not have any reason to believe that any PRC regulatory body is considering modifying, suspending or revoking any such Government Authorizations and each of the PRC Subsidiaries is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects.

(9)
Except as described in the Prospectus on Page 20, Risk Related to Doing Business in China, none of the PRC Companies is prohibited from paying dividends to its respective shareholders and all dividends and other distributions declared and payable upon the equity interests in each of the PRC Companies may under current PRC Laws be paid to their respective shareholders in Renminbi that may be converted into U.S. dollars and freely transferred out of the PRC, and all such dividends and other distributions are not and, except as disclosed in the Prospectus, will not be subject to withholding or other taxes under PRC Laws and, except as disclosed in the Prospectus, are otherwise free and clear of any other tax, withholding or deduction in the PRC, and without the necessity of obtaining any Governmental Authorization in the PRC.

(10)
Each of the Company and the PRC Companies has completed all relevant registration, reporting, filing and other procedures required under the applicable SAFE Rules and Regulations, and all PRC resident shareholders and beneficial owners of the Company have disclosed and registered their offshore equity interest in the Company and its affiliated offshore entities with competent branches of SAFE under the SAFE Rules and Regulations.

(11)
To the best of our knowledge after due inquiry, neither the Company nor any of its affiliated companies (including the PRC Companies) is: (A) in violation of or in default under any PRC Laws, (B) in breach of or in default under any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any Governmental Agency in the PRC, (C) in violation of their respective constitutional documents, business licenses or permits or (D) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement, lease or other material agreement or instrument to which it is a party or by which it or any of its properties may be bound.

(12)
The statements in the Registration Statement, and the Prospectus to each of the foregoing to the extent such statements relate to matters of PRC Laws or to the provisions of documents therein described, are true and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

(13)
Each of the PRC Companies is the exclusive owner of all right, title and interest in and to its material Intellectual Property. The Company and the PRC Companies have a valid right to use the Intellectual Property as currently used and contemplated to be used, in each case, as described in the Registration Statement, and the Prospectus; to our best knowledge after due inquiry, neither the Company nor any of the PRC Companies is infringing, misappropriating or violating any Intellectual Property right of any third party in the PRC; and no Intellectual Property right of the Company or any PRC Company is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property; no security interests or other liens have been created with respect to any of the Intellectual Property of the Company and its subsidiaries, including the PRC Companies.

(14)	None of the PRC Companies has guaranteed any indebtedness of third parties, except as disclosed in the Registration Statement and the Prospectus.

(15)
To the best of our knowledge after due inquiry, (i) each of the PRC Companies is in compliance with any and all applicable environmental laws in the PRC; (ii) there are no administrative, regulatory or judicial actions, demands, letters, claims, warnings, or notices of non compliance or violation, investigation or proceedings relating to any environmental laws against any of the PRC Companies, (iii) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remedial measures, or an action, suit or proceeding by any private party or Governmental Agencies, against or affecting any PRC Company relating to hazardous materials or any environmental matters or any environmental laws, and (iv) the PRC Companies have received all permits, licenses or other approval required of it under applicable environmental laws to conduct its businesses and the PRC Companies are in compliance with all terms and conditions of any such permit, license or approval.

(16)
To our best knowledge after due inquiry, no labor dispute, or disturbance involving the employees of the PRC Companies, exists or is imminent or threatened. Each of the PRC Companies has complied in all material respects with all employment, labor and similar laws applicable to it and has made welfare contributions for its employees as required under PRC Laws. The labor contracts or employment agreements entered by the PRC Companies with their respective employees are in compliance with PRC Law in all material respects.

(17)
There are no legal, arbitration or governmental proceedings in progress or pending to which any of the PRC Companies is a party or of which any property of any of the PRC Companies is the subject; and no such proceedings are threatened or contemplated by any Governmental Agency or threatened by others in the PRC; to the best of our knowledge after due inquiry, none of the directors and executive officers of the Company and the PRC Companies are currently subject to any litigation proceedings, bankruptcy proceedings or any investigation, hearing or proceeding brought or instituted by any regulatory authorities in the PRC nor are there any such proceedings pending or threatening to happen.

(18)
The issue and sale of the Securities being delivered on each closing date, the trading of the Securities on the NASDAQ, the execution, delivery and performance of the Underwriting Agreement, the consummation of the transactions contemplated by the Underwriting Agreement and the compliance by the Company and OpCo with all of the provisions of the Underwriting Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, loan agreement or other agreement or instrument known to us to which any of the PRC Companies is a party or by which any of the PRC Companies is bound or to which any of the property or assets of any of the PRC Companies is subject, nor will such action result in any violation of the provisions of the articles of association, business license or any other constitutional documents of any of the PRC Companies or any PRC Law.

(19)
[On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006. The M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by  special purpose vehicles (“SPVs)”. Based on our understanding of current PRC Laws, we believe that the M&A Rule does not require any entity such as the Company, which is not a SPV formed or controlled by PRC companies or PRC individuals to obtain CSRC approval in connection with its overseas listing.  No other governmental authorizations in the PRC are required for the Company’s offering.  The PRC entities or natural persons holding any shares or other equity securities of the Company, directly or indirectly, immediately before the Offering, are in compliance with the Notice on Issues Relating to Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”) issued on October 21, 2005 by SAFE and any implementing rules and guidelines related to Notice 75.]

(20)
No Governmental Authorization of, from or with any Governmental Agency in the PRC (including without limitation Governmental Authorization of, from or with the CSRC and the Ministry of Commerce) is required for the execution and delivery of the Underwriting Agreement, the issue and sale of the Securities being delivered on each closing date, the trading of the Securities on the NASDAQ, the consummation of the transactions contemplated by the Underwriting Agreement and the compliance by the Company and OpCo with all of the provisions of the Underwriting Agreement.

(21)
OpCo has the necessary and full legal capacity (corporate or otherwise) to execute, deliver and perform its or his obligations under the Underwriting Agreement.  The Underwriting Agreement has been duly executed and delivered by and constitutes legal, valid and binding obligations of OpCo.

(22)
The application of the net proceeds to be received by the Company from the issuance and sale of the Securities as contemplated by the Prospectus will not contravene any provision of applicable PRC Laws, or the articles of association, the business licenses or other constitutional documents of any of the PRC Companies or contravene the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any of the PRC Companies, or any judgment, order or decree of any Government Agency in the PRC.

(23)
The descriptions of the Company’s corporate structure in the Prospectus under the captions “Prospectus Summary – Our Background History” are accurate and complete, and reflects all subsidiaries and entities owned and controlled by the Company, directly or directly, in the People’s Republic of China.

(24)
The statements set forth in the Prospectus under “Risk Factors” and “Legal Matters”, in each case, insofar as such statements constitute summaries or interpretations of the PRC laws and regulations, fairly and accurately summarize or interpret the PRC laws and regulations referred to therein in all material aspects and nothing which would make misleading in any material respect has been omitted from such statements in relation to PRC laws.

(25)
None of the PRC Companies is delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no breach or violation by any of the PRC Companies of any applicable PRC tax law or regulation. None of the PRC Companies will have any PRC tax liability as a consequence of the Offering that has not been disclosed in the Registration Statement and the Prospectus.

(26)
No PRC Company has taken any corporate action, nor does it have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

(27)	No PRC Company is entitled to any immunity under PRC, whether characterized as sovereign immunity or otherwise, from any legal proceedings in respect of itself or any of its properties or assets.

(28)	There are no reporting obligations under PRC Law on non-PRC holders of the Securities.

(29)
As a matter of PRC Law, no holder of the Securities who is not a PRC resident will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be domiciled or resident in the PRC, by virtue of only holding such Securities. There are no limitations under PRC Law on the rights of holders of the Securities who are not PRC residents to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the Securities or the holders thereof.

(30)
We have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants of the Company and the Underwriters at which the contents of the Registration Statement and the Prospectus were discussed and, although we are not passing upon and do not assume responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus (except as expressly provided above), on the basis of the foregoing, nothing has come to our attention that causes us to believe that the statements regarding PRC Law, (i) included in the Registration Statement, at the time of effectiveness, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) included or incorporated by reference in the Prospectus, as of the date of the Prospectus or the date hereof, included or include an untrue statement of a material fact or omitted or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

We are licensed to practice in the PRC and the foregoing opinion is limited to the PRC Laws currently in force and publicly available on the date of this opinion and is subject to the following qualifications:

(a)
We express no opinion as to any law other than the laws of the mainland territory of the PRC in force on the date of this opinion. In particular, we have made no investigations and we express no opinion as to the laws of the Special Administrative Regions of Hong Kong and Macau;

(b)	This opinion is intended to be used in the context which is specifically referred to herein; and

(c)
The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered solely to you in connection with the above matter and at the request of the Company in connection with the Registration Statement and may be relied upon by you, the Company and the Underwriters. This opinion may not be relied upon  for any other purpose.

Very truly yours,

Jianneng Law Firm

Schedule I

PRC Subsidiaries

[To come]